Exhibit 10.12

BETA TECHNOLOGIES, INC.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of [____] (the “Effective Date”), between BETA Technologies, Inc. (the “Company”) and Kyle Clark (“Executive”).

W I T N E S S E T H

WHEREAS, Executive is currently serving as the Chief Executive Officer and President of the Company;

WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue to be so employed; and

WHEREAS, the parties hereto desire to enter into this Agreement to supersede, effective as of the Effective Date, any and all prior agreements, whether written or oral, between the parties hereto, and to set out the terms of Executive’s continued employment with the Company following the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. EMPLOYMENT TERM. Executive’s employment hereunder shall be effective as of the Effective Date, and shall continue until terminated in accordance with Section 7. The Company and Executive agree that Executive is an “at-will” employee, and that Executive’s employment hereunder may be terminated at any time for any reason or nor reason in accordance with the terms of Section 6. The period during which Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.” Notwithstanding the foregoing, the obligations contained in Section 9 will survive the termination or expiration of the Employment Term for any reason and will be fully enforceable thereafter.

2. POSITION AND DUTIES.

(a) During the Employment Term, Executive will continue to serve as the Chief Executive Officer and President of the Company, reporting to the Board of Directors of the Company (the “Board”). In this capacity, Executive will have the duties, authorities and responsibilities as are consistent with Executive’s position. In addition to serving as the CEO, Executive will be appointed to serve as a member of the Board as of the Effective Date.

(b) During the Employment Term, Executive’s principal place of employment will continue to be at the Company’s headquarters, provided that Executive may be required to travel from time to time on Company business during the Employment Term.

(c) During the Employment Term, Executive will devote all of Executive’s business time, energy, business judgment, knowledge, skill and best efforts to the performance of Executive’s duties to the Company, provided that the foregoing will not prevent Executive from (i) serving on the boards of directors of or holding any other offices or positions in non-profit organizations or the organizations listed on Schedule 1; (ii) participating in charitable, civic, educational, professional, community or industry affairs; (iii) managing Executive’s personal investments and (iv), so long as, in each case, such activities do not (x) individually, or in the aggregate, interfere or conflict with the performance of Executive’s duties and responsibilities hereunder, (y) create a business or fiduciary conflict, or (z) violate any written policy of the Company or any of its affiliates applicable to Executive or violate any covenants applicable to Executive hereunder or under any other document, agreement or instrument between Executive and the Company or any of its affiliates.

3. BASE SALARY. During the Employment Term, the Company will pay Executive a base salary (the “Base Salary”) at an annual rate of $815,000, in accordance with the Company’s regular payroll practices.

4. ANNUAL BONUS. During the Employment Term, Executive will be eligible to receive an annual bonus (the “Annual Bonus”) based on a target bonus opportunity (the “Target Bonus”). In respect of fiscal year 2025, any Annual Bonus for such year shall be discretionary and determined in the sole discretion of the Board (or a committee thereof). Beginning in fiscal year 2026, Target Bonus will be as determined by the Board (or a committee thereof), and any Annual Bonus for such year shall be subject to the Company’s annual bonus plan for such year and earned based on achievement of one or more performance goals established by the Board (or a committee thereof) prior to the end of January of the relevant performance year, up to a maximum amount equal to 200% of the Target Bonus for such year. Any Annual Bonus will be earned and paid to Executive at the same time as annual bonuses are generally payable to other similarly situated executives of the Company, subject to Executive’s continuous employment through the applicable payment date (except as provided below).

5. EMPLOYEE BENEFITS.

(a) Benefit Plans. Executive shall be eligible to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and subject to the terms and eligibility requirements of the applicable Employee Benefit Plans. The Company has the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of the Employee Benefit Plan and applicable law. Notwithstanding anything in this Section 5(a) to the contrary, Executive shall not be entitled to receive any payments or benefits under this Section 5(a) that, if received, will result in a duplication of payments or benefits for the same applicable period of time pursuant to any other plan, program or arrangement.

(b) Vacations. During the Employment Term, Executive will be eligible for paid time off to the extent provided under, and in accordance with, the Company policies in effect from time to time.

(c) Business Expenses. The Company will reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policy, it being understood that travel expense reimbursement and other business expense reimbursement shall be provided in a manner consistent with the Company’s practices as in effect prior to the Effective Date. In order that the Company reimburse Executive for such allowable expenses, Executive shall furnish to the Company, in a timely fashion, the appropriate documentation required under the Company’s reimbursement policy and such other documentation as the Company may reasonably request from time to time.

(d) Equity Awards. During the Employment Term, the Executive will be eligible to receive equity awards under the BETA Technologies, Inc. 2025 Omnibus Incentive Plan.

6. TERMINATION. The Employment Term may be terminated by either the Company or Executive at any time and for any reason or for no reason, subject to any notice requirements set forth herein. Upon termination of the Employment Term, Executive is entitled to the compensation and benefits described in Section 7 and has no further rights to any compensation or any other benefits from the Company or any of its affiliates. The Employment Term may terminate:

(a) Death. Automatically upon Executive’s death.

(b) Disability. Automatically upon Executive’s Disability. For purposes of this Agreement, “Disability” means Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or ninety (90) consecutive days, as determined in writing by a medical physician who specializes in the field related to such Disability and selected in good faith by the Company. The date of such writing shall be the date of determination for purposes of this Section 6(b).

(c) Cause. Immediately upon written notice by the Company to Executive of a termination for Cause. “Cause” means Executive’s:

(i) misconduct or gross negligence in the performance of Executive’s duties to the Company which has a material adverse effect on the Company (economically or its reputation);

(ii) continued failure to perform Executive’s duties (other than as a result of death or Disability) to the Company or material breach of any fiduciary duty owed to the Company;

(iii) Executive’s material and repeated failure to comply with any lawful directive of the Board;

(iv) conviction of, or pleading guilty or nolo contendere to, a felony (or state law equivalent) or any crime involving moral turpitude;

(v) embezzlement, misappropriation, or fraud, with regard to the Company or in connection with Executive’s duties; or

(vi) material breach of this Agreement or any other agreement with the Company, or any non-compete or non-solicitation covenant that Executive is bound, or may become bound, in respect of the Company; or

(vii) material violation of the Company’s code of conduct or other written policy as in effect from time to time that has been provided in writing to Executive.

Any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board, provided that no such determination may be made unless and until Executive has been given written notice detailing the specific Cause event within ninety (90) days of the Board becoming aware of such event, an opportunity, on at least five (5) days’ advance written notice, to appear (with legal counsel) before the full Board to discuss the specific circumstances alleged to constitute a Cause event and a period of thirty (30) days following receipt of such notice to cure such event (if susceptible to cure) to the satisfaction of the Board. Notwithstanding anything to the contrary contained herein, Executive’s right to cure as set forth in the preceding sentence will not apply if there are habitual or repeated breaches by Executive, which have been determined to constitute Cause under this Agreement.

(d) Without Cause. Immediately upon written notice by the Company to Executive of an involuntary termination without Cause (other than for death or Disability).

(e) Good Reason. Upon written notice by Executive to the Company of a termination for Good Reason. “Good Reason” means the occurrence of any of the following events during the Employment Term without the written consent of Executive, unless such events are corrected in all respects by the Company within thirty (30) days following Executive’s written notification to the Company of the occurrence of any such event(s):

(i) material reduction in Base Salary other than a general reduction in Base Salary affecting all similarly situated executives in substantially the same proportions;

(ii) relocation of Executive’s primary work location by more than fifty (50) miles from its then current location provided that, a relocation shall not include: (A) Executive’s travel for business in the course of performing Executive’s duties for the Company or any of its subsidiaries or affiliates, (B) Executive working remotely or (C) the Company or any of its subsidiaries or affiliates requiring Executive to report to the office within Executive’s principal place of employment (instead of working remotely);

(iii) material diminution in the Executive’s duties, authorities, responsibilities, reporting or title as in effect at any time;

(iv) a material breach by the Company of the terms of this Agreement.

Executive will provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period described above if the applicable condition has not been cured. Otherwise, any claim of such circumstances as Good Reason will be deemed irrevocably waived by Executive.

(f) Without Good Reason. Upon sixty (60) days’ prior written notice by Executive to the Company of Executive’s resignation without Good Reason (which the Company may, in its sole discretion, make effective earlier than any date provided in such notice).

7. CONSEQUENCES OF TERMINATION.

(a) Termination by the Company for Cause, Due to Death or Disability or by Executive without Good Reason. If Executive’s employment terminates (i) by the Company for Cause, (ii) due to Executive’s death or Disability or (iii) by Executive without Good Reason, in each case, Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary through the date of termination (“Termination Date”), payable within thirty (30) days following such Termination Date (or such earlier date as may be required by applicable law);

(ii) reimbursement for unreimbursed business expenses properly incurred by Executive under Section 5(c), payable in accordance with the Company’s expense reimbursement policy; but no later than thirty (30) days following such Termination Date;

(iii) except in the event Executive’s employment is terminated by the Company for Cause, any Annual Bonus unpaid and earned (notwithstanding any requirement that the Executive remain employed through the applicable payment date) with respect to the performance year ending on or preceding the date of termination, payable on the otherwise applicable payment date; provided that with respect to any Annual Bonus in respect of fiscal year 2025, any earned Annual Bonus shall be determined at the discretion of the Board (or a committee thereof); and

(iv) all other payments, benefits or fringe benefits to which Executive is entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant, provided that in no event will Executive be entitled to any severance or termination payments except as specifically provided in this Agreement (collectively, payments in Section 7(a)(i) through 7(a)(iv) hereof, the “Accrued Benefits”).

(v) In addition, solely in the event of a termination of Executive’s employment due to Executive’s death, any equity-based awards that vest solely based on time (“Time-Vesting Equity Awards”) that remain outstanding and unvested as of the Termination Date shall accelerate in full upon such termination, subject to the delivery and non-revocation of a general release of claims in favor of the Company substantially in the form attached hereto as Exhibit A (the “General Release”) by Executive’s estate.

(vi) Solely in the event of a termination of Executive’s employment due to Executive’s Disability, upon such termination, a pro rata portion of the Time-Vesting Equity Awards that remain outstanding and unvested as of the Termination Date shall vest, calculated in each case based on (x) the total number of units or shares, as applicable, subject to such Time-Vesting Equity Award, multiplied by (y) a fraction, the numerator of which is the sum of three hundred sixty-five (365) and the number of calendar days from the applicable vesting commencement date of each Time-Vesting Equity Award to the Termination Date, and the denominator of which is the total number of calendar days in the vesting period applicable to such Time-Vesting Equity Award, subject to the delivery and non-revocation of the General Release by Executive.

(b) Termination by the Company without Cause or by Executive for Good Reason Prior to a Change in Control. In the event of a termination (x) by the Company without Cause or (y) by Executive for Good Reason, in each case prior to a Change in Control, subject to Executive’s satisfaction of the requirements under Section 8 and Executive’s continued compliance with the obligations under Section 9, in addition to the Accrued Benefits, Executive shall be entitled to receive the following (the provisions under this Section 7(b), the “Severance Benefits”):

(i) a severance payment equal to six (6) months of Executive’s Base Salary, to be paid in substantially equal installments during the six (6)-month period following the Termination Date (the “Severance Period”), provided that the first payment shall be made on the first payroll date following the Release Effective Date (as defined below) and shall include all amounts that otherwise would have been due prior thereto had such payments commenced immediately upon the Termination Date; and

(ii) if Executive is eligible to and timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company shall pay or reimburse Executive’s COBRA premiums during the Severance Period (or if earlier, until the Executive obtains other employment that offers group health benefits); provided, that such payments shall not be made in the event an excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”) would be imposed on the Company as a result, and instead the Company will pay Executive an amount in cash equal to the amount of such COBRA premiums.

(c) Termination by the Company without Cause or by Executive for Good Reason in Connection with a Change in Control. If at any time during the Change in Control Protection Period, Executive’s employment is terminated (x) by the Company without Cause or (y) by Executive for Good Reason, subject to Executive’s satisfaction of the requirements under Section 8 and Executive’s continued compliance with the obligations under Section 9, in addition to the Accrued Benefits, Executive shall be entitled to receive the provisions under this Section 7(c), the “Enhanced Severance Benefits”) (which Enhanced Severance Benefits, for the avoidance of doubt, are in lieu of, and not in addition to, the Severance Benefits provided in Section 7(b)):

(i) a severance payment equal to two (2) multiplied by the sum of Executive’s Base Salary and Target Bonus, to be paid in cash in a single lump no later than sixty (60) days following such Termination Date;

(ii) a payment equal to Target Bonus for the fiscal year in which the Termination Date occurs, prorated for the number of days Executive was employed hereunder during such fiscal year, and payable in a single lump no later than sixty (60) days following such Termination Date;

(iii) an amount equal to eighteen (18) multiplied by the excess of the monthly applicable premium, as of the Termination Date, for health care coverage Executive (and Executive’s eligible dependents, if any) had from the Company pursuant to Section 5(a) immediately prior to the Termination Date (or, if greater, the monthly applicable premium for equivalent continuation coverage pursuant to COBRA) over the monthly dollar amount Executive would have paid to the Company for such health care coverage if Executive remained employed following the Termination Date, such amount to be paid in a lump sum within sixty (60) days following the Termination Date;

(iv) full accelerated vesting of any outstanding equity-based awards, provided, that, for purposes of this Section 7(c)(iv), with respect to any outstanding equity-based award (or portion thereof) that vests based on the achievement of performance conditions, such award (or portion thereof) shall be deemed vested at the target.

(v) For purposes of this Section 7(c), in respect of any such termination occurring prior to December 31, 2025, references to “Target Bonus” shall mean an amount equal to $815,000.

(d) Section 280G. To the extent that any amount payable to Executive hereunder, as well as any other “parachute payment” as such term is defined under Section 280G (collectively with the regulations promulgated thereunder, “Section 280G”) of the Code, payable to Executive (the “Covered Payments”), exceeds the limitations of Section 280G such that an excise tax will be imposed under Section 4999 of the Code (the “Excise Tax”), then, before making the Covered Payments, a calculation will be made comparing (i) the Net Benefit (as defined below) to Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. “Net Benefit” will mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. Any such reduction will be made by the Company in its sole discretion consistent with the requirements of Section 409A of the Code. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts will be reduced (but not below zero) on a pro rata basis.

(e) Resignation from all other Positions. Upon any termination of the Employment Term, Executive will not be deemed to have automatically resigned from any position that Executive holds as a member of the Board, officer, director or fiduciary of the Company or any of its affiliates.

(f) Exclusive Remedy. The amounts payable to Executive following termination pursuant to Section 7 will be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims that Executive may have in respect of employment with the Company or any of its affiliates, and Executive acknowledges that such amounts are fair and reasonable, and are Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employment Term or any breach of this Agreement by the Company.

(g) Defined Terms.

(i) “Change in Control” shall have the meaning ascribed to such term in BETA Technologies, Inc. 2025 Omnibus Incentive Plan.

(ii) “Change in Control Protection Period” shall mean the period beginning on and including three (3) months prior to the date on which a Change in Control is consummated and ending on and including the twenty-four (24)-month anniversary of the date on which a Change in Control is consummated.

8. RELEASE; CLAWBACK. The Severance Benefits or Enhanced Severance Benefits will only be payable if, within sixty days following the Termination Date, Executive executes and delivers to the Company and does not revoke the General Release. The first such payment of the Severance Benefits or Enhanced Severance Benefits will include all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the effective date of the Executive’s termination of employment. Any delay in the payment of the Severance Benefits or Enhanced Severance Benefits will not extend the period of time that the Severance Benefits or Enhanced Severance Benefits are payable pursuant to Section 7. To the extent the Severance Benefits or Enhanced Severance Benefits constitute “nonqualified deferred compensation” within the meaning of Section 409A (as defined below), such amounts shall not be paid until the sixtieth (60) day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A, and, if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the Termination Date if such deferral had not been required. During such time that Executive is receiving the Severance Benefits or Enhanced Severance Benefits, if (A) the Company discovers grounds constituting Cause existed before the Executive’s termination or (B) Executive breaches any of the covenants set forth in Section 9, the Executive’s right to receive the Severance Benefits or Enhanced Severance Benefits will immediately cease and be forfeited, and the pre-tax value of any Severance Benefits or Enhanced Severance Benefits previously paid to the Executive will be immediately repaid by the Executive.

9. RESTRICTIVE COVENANTS.

(a) Confidentiality. During the course of the Employment Term, Executive will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, partners and/or competitors. Subject to Section 9(e)(iv) and Section 11, Executive agrees that

Executive will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties and for the benefit of the Company, either during the Employment Term or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which is obtained by Executive during the Employment Term or otherwise during employment by the Company (or any predecessor). The foregoing will not apply to information that (i) was known to the public before its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process. Subject to Section 9(e)(iv) and Section 11, the terms of this Agreement will remain strictly confidential, and Executive hereby agrees not to disclose the terms hereof to any person or entity other than immediate family members, legal advisors, personal tax or financial advisors, or prospective future employers, solely for the purpose of disclosing the limitations on Executive’s conduct imposed by the provisions of this Section 9, who, in each case, agree to keep such information confidential, or as required by applicable law, regulation or legal process.

(b) Noncompetition. Executive acknowledges that (i) Executive performs services of a unique nature for the Company that are irreplaceable and that Executive’s performance of such services to a competing business will result in irreparable harm to the Company and its subsidiaries; (ii) Executive has had and will continue to have access to Confidential Information, which, if disclosed, would unfairly and inappropriately assist in competition against the Company and its subsidiaries; (iii) in the course of employment by a competitor, Executive would inevitably use or disclose such Confidential Information; (iv) the Company and its subsidiaries have substantial relationships with their customers and Executive has had and will continue to have access to these customers; (v) Executive has received and will receive specialized training from the Company and its affiliates; and (vi) Executive has generated and will continue to generate goodwill for the Company and its subsidiaries in the course of employment. Accordingly, during the Employment Term and for a period of six (6) months thereafter (the “Restricted Period”), Executive agrees that Executive will not, and will not prepare to, directly or indirectly, own, manage, operate, control, lend one’s name or assistance to, be employed or engaged by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in or preparing to engage in competition with the Company or any of its subsidiaries or in any other material business in which the Company or any of its subsidiaries is engaged or in which they have planned to be engaged in any state, county, municipality, city, or other locale of the United States or any other country or jurisdiction in which the Company or any subsidiary conducts or has material plans to conduct business in each case, during the Employment Term. Notwithstanding the foregoing, nothing herein prohibits Executive from being a passive owner of not more than 1% of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as Executive has no active participation in the business of such corporation.

(c) Nonsolicitation; Noninterference.

(i) During the Restricted Period, Executive agrees that Executive will not, except in the furtherance of Executive’s duties hereunder, use any Confidential Information or Company trade secrets to directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its subsidiaries with whom Executive had business contact during the Employment Term or about whom Executive obtained Confidential Information to purchase goods or services then sold by the Company or any of its subsidiaries from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(ii) During the Restricted Period, Executive agrees that Executive will not, except in the furtherance of Executive’s duties hereunder, use any Confidential Information or Company trade secrets to directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, individual service provider, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, individual service provider, representative or agent; or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries and any of their respective vendors, joint venturers, licensors or business relations. An employee, representative or agent is deemed covered by this Section 9(c)(ii) while so employed or retained and for a period of six (6) months thereafter.

(iii) Notwithstanding the foregoing, the provisions of this Section 9(c) will not be violated by (A) general advertising or solicitation not specifically targeted at Company-related persons or entities or (B) Executive serving as a reference, upon request, for any employee of the Company or any of its subsidiaries so long as such reference is not for an entity that is employing or retaining Executive.

(d) Nondisparagement. Subject to Section 9(e)(iv) and Section 11, Executive agrees not to make negative comments or otherwise disparage the Company or its affiliates, or their officers, directors, employees, shareholders, agents, businesses, services, investments or products other than in the good-faith performance of Executive’s duties to the Company. Around the time of Executive’s termination, the Company agrees to instruct its officers and directors, while employed or providing services to the Company, not to disparage the Executive. The foregoing will not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e) Inventions.

(i) Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of Executive’s duties to the

Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by Executive, solely or jointly with others, during the Employment Term; or (B) suggested by any work that Executive performs in connection with the Company, either while performing Executive’s duties with the Company or on Executive’s own time, will belong exclusively to the Company (or its designee), whether or not patent or other applications for Intellectual Property protection are filed thereon (the “Inventions”). Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records are the sole and exclusive property of the Company, and Executive will surrender them upon termination of employment, or upon the Company’s request. Executive irrevocably conveys, transfers and assigns to the Company the Inventions and all Intellectual Property related thereto or that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in Executive’s name or in the name of the Company (or its designee), applications for Intellectual Property (the “Applications”). Executive will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions and all Intellectual Property related thereto, all without additional compensation to Executive from the Company. Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit. “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures and improvements thereto together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof; (ii) trademarks, service marks, brand names, certification marks, trade dress, trade names, slogans, product designations, logos, and corporate names, and any other indicia of source or origin (including “look and feel”), together with all translations, adaptations, derivations, abbreviations, acronyms, and combinations thereof, all applications, registrations, and renewals in connection therewith, and all goodwill associated with each of the foregoing; (iii) copyrights and works of authorship, moral rights and all applications, registrations and renewals in connection therewith, and including sui generis rights in databases; (iv) trade secrets; (v) usernames, keywords, tags, and other social media identifiers and accounts (including for all third-party social media sites) and Internet domain names; (vi) all other intellectual property or proprietary rights; and (vii) any other registrations and applications for registrations of, or rights with respect to, any item referenced in any of the foregoing clauses (i) through (vi).

(ii) In addition, the Inventions and all Intellectual Property related thereto are deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company, and Executive agrees that the Company is the sole owner of the Inventions and all Intellectual Property related thereto and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Executive. If the Inventions or Intellectual Property related thereto, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions or Intellectual Property related thereto do not otherwise automatically vest in the Company, Executive hereby irrevocably conveys, transfers and assigns to the Company all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the

Inventions and such Intellectual Property, including, without limitation, all of Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions and all Intellectual Property related thereto, to exploit and allow others to exploit the Inventions and all Intellectual Property related thereto and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions and all Intellectual Property related thereto, known or unknown, before the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, Executive hereby waives any so-called “moral rights” with respect to the Inventions and all Intellectual Property related thereto. To the extent that Executive has any rights in the results and proceeds of Executive’s service to the Company that cannot be assigned in the manner described herein, Executive agrees to unconditionally waive the enforcement of such rights. Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all Intellectual Property related thereto and all patents and other registrations for Intellectual Property that may issue thereon, including, without limitation, any rights that would otherwise accrue to Executive’s benefit by virtue of Executive being an employee of or other service provider to the Company.

(iii) Notwithstanding anything to the contrary contained in the Agreement, Inventions will not include any invention developed entirely on Executive’s own time without using any equipment, supplies, facilities, or trade secrets of the Company or any of its subsidiaries, unless such invention (A) relates at the time of conception or reduction to practice to the business of the Company or any of its subsidiaries or any actual or demonstrably anticipated research or development of the Company or any of its subsidiaries; or (B) results from any work performed by Executive for the Company or any of its subsidiaries.

(iv) Prior Intellectual Property.

(1) Executive irrevocably conveys, transfers and assigns to the Company any Inventions and Intellectual Property, if any, patented or unpatented, which Executive has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to date of this Agreement and that relate to the business of the Company or any of its subsidiaries or any actual or demonstrably anticipated research or development of the Company or any of its subsidiaries (“Assigned Prior IP”). Executive will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Assigned Prior IP, all without additional compensation to Executive from the Company. Executive will also execute assignments to the Company (or its designee) of the Assigned Prior IP, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Assigned Prior IP for the Company’s benefit.

(2) All Intellectual Property that Executive has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the date of this Agreement that does not constitute Assigned Prior IP (“Background IP”) is excluded from the scope of this Agreement. If, in the course of Executive’s employment with the Company, Executive incorporates any Background IP into any product, process, software, machine, Invention, or Confidential Information, or otherwise utilizes or exploits in connection with such employment any Background IP, Executive hereby grants and shall grant to the Company a nonexclusive, fully paid-up, royalty-free, irrevocable, perpetual, transferable, worldwide license (with rights to sublicense through one or multiple tiers of sublicenses) in, to, and under such Background IP, including to make, have made, import, use, sell, and offer to sell any product or service and to use, copy, display, perform, modify, make derivative works of, distribute, or other exploit such Background IP. Notwithstanding the foregoing, Executive agrees that Executive will not incorporate, or permit to be incorporated any Background IP in any product, process, software, machine, Invention, or Confidential Information, or otherwise utilize or exploit in connection with Executive’s employment with the Company any Background IP, in each case without the Company’s prior written consent.

(v) 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that—(A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(f) Return of Company Property. Upon termination of the Employment Term for any reason (or at any time prior thereto at the Company’s request), Executive will promptly return all property belonging to the Company or its affiliates (including, but not limited to, all Confidential Information and any Company-provided laptops, computers, cell phones, or other equipment, documents and other property belonging to the Company).

(g) Reasonableness. In signing this Agreement, Executive gives the Company assurance that Executive has carefully read and considered all of the terms of this Agreement, including the restraints imposed under this Section 9. Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints. Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the period of time that Executive is subject to the constraints in Section 9(b), Executive will provide a copy of this Agreement to such entity, and such entity will acknowledge to the Company in writing that it has read this Agreement. Executive acknowledges that each of these covenants has a unique, substantial and immeasurable value to the Company and its affiliates and that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. Executive further agrees that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 9, and that Executive will reimburse the Company and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 9 if either the Company and/or its affiliates prevails on any material issue involved in such dispute or if Executive challenges the reasonableness or enforceability of any of the provisions of this Section 9. It is also agreed that each of the Company’s affiliates will have the right to enforce all of Executive’s obligations to that affiliate under this Agreement, including, without limitation, pursuant to this Section 9.

(h) Reformation. If it is determined by a an arbitrator or court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable, invalid or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court or arbitrator to render it enforceable while maintaining the parties’ original intent as reflected herein to the maximum extent permitted by applicable law.

(i) Tolling. To the extent permitted by applicable laws, the running of the Restricted Period set forth herein with respect to Executive shall be tolled during the period of any breach by such Executive of any violation of the provisions of this Section 9.

(j) Survival of Provisions. The obligations contained in Section 9 and Section 10 hereof will survive the termination or expiration of the Employment Term and employment hereunder and are fully enforceable thereafter.

10. COOPERATION. Certain matters in which Executive will be involved during the Employment Term may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Company, Executive shall cooperate with the Company in connection with matters arising out of Executive’s service to the Company; provided that the Company shall reimburse Executive for Executive’s reasonable costs and expenses and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake.

11. WHISTLEBLOWER PROTECTION. Notwithstanding anything to the contrary contained herein, no provision of this Agreement or any other agreement or Company policy will be interpreted so as to impede Executive (or any other individual) from (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law, (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, (iii) seeking or accepting any U.S. Securities and Exchange Commission awards or other relief in connection with protected whistleblower activity, or (iv) making other disclosures under the whistleblower provisions of federal law or regulation. In addition, nothing in this

Agreement or any other agreement or Company policy prohibits or restricts the Executive from (i) initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation, (ii) disclosing or discussing discrimination (including harassment occurring between employees or between an employer and an employee) in the workplace, at work-related events coordinated by or through the Company, or off the employment premises, (iii) opposing, disclosing, reporting, or participating in an investigation of sexual harassment, or (iv) speaking with law enforcement, the Equal Employment Opportunity Commission, the state division of human rights, a local commission on human rights or an attorney retained by the Executive. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive will not be required to notify the Company that such reports or disclosures have been made.

12. EQUITABLE RELIEF AND OTHER REMEDIES. Executive agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate, and in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security or providing monetary damages, is entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available, without the necessity of showing actual monetary damages.

13. NO ASSIGNMENTS. This Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. The Company may only assign this Agreement to any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company or any of its wholly owned subsidiaries. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

14. SET-OFF. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder will be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or any of its affiliates.

15. NOTICE. Any notice provided for in this Agreement will be in writing and will be either personally delivered, sent by reputable overnight courier service, mailed by first class mail, return receipt requested, or, for Executive only, electronic mail (with hard copy to follow by regular mail) to the recipient at the address below indicated:

To the Company:	BETA Technologies, Inc.
1150 Airport Drive
South Burlington, Vermont 05403
Attn: Chief Legal Officer
[***]

To Executive:	To the last address in the Company’s records

or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

16. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement will govern and control.

17. SEVERABILITY. The provisions of this Agreement are deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder are enforceable to the fullest extent permitted by applicable law.

18. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which is deemed to be an original but all of which together will constitute one and the same instrument. Electronic copies shall have the same force and effect as the originals.

19. ARBITRATION. Executive voluntarily agrees (and not as a condition of employment) that any controversy between Executive and the Company involving the construction or application of any of the terms, covenants, or conditions of this Agreement or Executive’s employment hereunder or the termination of such employment shall be subject to arbitration to be held in Vermont in accordance with the Employment Arbitration Rules and Procedures (“JAMS Rules”) of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) then in effect. A copy of the current version of the JAMS Rules will be made available to Executive upon request. The JAMS Rules may be amended from time to time and are also available online at https://www.jamsadr.com/rules-employment-arbitration. The dispute will be decided by a single neutral arbitrator to be mutually agreed upon by the parties from JAMS’ panel of arbitrators. All controversies covered by this Section 19 shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any such controversy as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The arbitrator may grant injunctions or other relief in the dispute or controversy. The decision of the arbitrator shall be made in writing and will be final, conclusive and binding on the parties to the arbitration. The prevailing party in the arbitration proceeding shall be entitled to recover reasonable costs, including attorney’s fees, as allowed by law and determined by the arbitrator, although the Company will pay for all arbitration fees other than the initial filing fee, which will equal the amount for the filing had a complaint been filed in court. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The parties hereto waive, to the fullest extent permitted by law, any rights to appeal to, or to seek review of such award by, any court. This provision is governed by the

Federal Arbitration Act. For the avoidance of doubt and notwithstanding anything in this Section 19 to the contrary, in accordance with Section 12, the Company shall be entitled to injunctive relief from any court of competent jurisdiction related to any violation or claimed violation of the restrictions and obligations in respect of any of the restrictive covenants in Section 9 or otherwise as set forth in this Agreement. Nothing in this Section 19 precludes Executive from filing a charge or complaint with a federal, state or other governmental administrative agency.

20. APPLICABLE LAW; CHOICE OF VENUE AND CONSENT TO JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced exclusively in accordance with, the laws of the State of Vermont, including its statutes of limitations.

(b) For purposes of resolving any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Vermont and further agree that any related litigation will be conducted solely in the courts of Vermont or the federal courts for the United States for the District of Vermont, where this Agreement is made and/or to be performed, and no other courts.

(c) Each party may be served with process in any manner permitted under Vermont law, or by United States registered or certified mail, return receipt requested.

(d) BY EXECUTION OF THIS AGREEMENT, THE PARTIES ARE WAIVING ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED ON THIS AGREEMENT.

21. INDEMNIFICATION. During the Employment Term, Executive shall be afforded the indemnification rights and directors and officer insurance coverage afforded to similarly situated employees of the Company from time to time in accordance with the Company’s governing documents.

22. MISCELLANEOUS. No provision of this Agreement may be amended, modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement, together with any exhibits hereto, sets forth the entire agreement of the parties in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter contained herein have been made by either party that are not expressly set forth in this Agreement.

23. REPRESENTATIONS. Executive represents and warrants to the Company that (a) Executive has the legal right to enter into this Agreement and to perform all of the obligations on Executive’s part to be performed hereunder in accordance with its terms, and (b) Executive is not a party to any agreement or understanding, written or oral, and is not subject to any non-competition, non-solicitation, non-disclosure, restrictive covenant or other agreement, obligation or restriction, that, in either case, could prevent Executive from entering into this Agreement or performing, or impairing the ability to perform, all of Executive’s duties hereunder. The Company may terminate Executive’s employment immediately, and the Company will have no further obligations to Executive, including any obligations contained in Section 7, if the representation made by Executive under this Section 23 is false.

24. TAX MATTERS.

(a) Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

(b) Section 409A Compliance.

(i) General Compliance. This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and, accordingly, to the maximum extent permitted, this agreement shall be interpreted to be in compliance therewith or exempt therefrom. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period is within the sole discretion of the Company. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company or any of their respective affiliates be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(ii) Termination Pay. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that constitutes “nonqualified deferred compensation” upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive and (B) the date of Executive’s death, solely to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 24(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (a)the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

(iv) Notwithstanding any provision of this Agreement to the contrary, in no event will any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

By:
Name:
Title:

EXECUTIVE

Name:
Kyle Clark

Schedule 1

Vermont Community Heritage Corporation

CRAFT VT LLC

Exhibit A

General Release

This general release of claims (this “General Release”) is made and entered into by [NAME] (“Executive”) and BETA Technologies, Inc. (the “Company” and, together with Executive, the “Parties” and each, a “Party”) as a condition precedent to Executive receiving the [Severance Benefits]1 (as defined in the Employment Agreement by and between the Company and the Executive dated [•] (the “Employment Agreement”). In consideration of the promises and mutual covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Acknowledgment of Payments and Benefits. The Parties acknowledge and agree that Executive’s employment with the Company terminated effective as of [•] (the “Separation Date”). Following the Separation Date, Executive shall not be, or represent that Executive is an employee, agent, or representative of the Company or any of the other Releasees (as defined below); to the extent applicable, any and all positions Executive holds with any of the Company or any of the other Releasees shall terminate; and Executive agrees to execute any documents or take any actions requested by the Company to effectuate the foregoing. Executive acknowledges and agrees that the Severance Benefits (as defined in the Employment Agreement) (a) is in full discharge of all liabilities and obligations any of the Releasees (as defined below) have or owe to Executive, monetarily or otherwise, with respect to Executive’s employment or otherwise; (b) exceed any payment, benefit, or other thing of value to which Executive might otherwise be entitled; and (c) represents, in part, consideration for signing this General Release. Executive specifically acknowledges and agrees that other than with respect to any unpaid portion of the Separation Benefits or the Accrued Benefits, the Company and the other Releasees have paid to Executive all of the wages, commissions, overtime, premiums, vacation, notice pay, severance pay, separation pay, sick pay, holiday pay, equity, phantom equity, interests, units, carried interest, distributions, allocations, royalties, bonuses, transaction fees, deferred compensation, and other forms of compensation, benefits, perquisites, or payments of any kind or nature whatsoever to which Executive was or may have been entitled (collectively, “Compensation”), and that the Company and the other Releasees do not owe Executive any other Compensation, other than as explicitly provided in this General Release. Executive understands and agrees that any payments or benefits paid or granted to Executive under Section 7 of the Employment Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which Executive was already entitled.

Release.

General Release. Executive, on behalf of Executive and all of Executive’s spouse, heirs, executors, administrators, successors, and assigns (collectively, “Releasors”), hereby, voluntarily and knowingly, releases and forever waives and discharges any and all claims, demands, contracts, promises, agreements, obligations, causes of action, suits, controversies, actions, crossclaims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages, claims for costs and attorneys’ fees, losses or liabilities of any nature whatsoever in law and in equity and any other liabilities, known or unknown, suspected or unsuspected of any nature whatsoever (collectively, “Claims”) that Executive or any of the other Releasors ever had, now has, might have, or might hereafter claim to have, against the Company and/or its respective current, former, and future affiliates, subsidiaries, parents, related companies, together with each of their respective shareholders, owners, divisions, directors, members, trustees, officers, employees, agents, attorneys, successors,

[1]	NTD: To be replaced (global) with the term “Enhanced Severance Benefits” if the release is executed in connection with a Change in Control.

assigns, representatives, insurers, together with each of their respective current, former, and future directors, members, trustees, controlling shareholders, owners, subsidiaries, affiliates, related companies, divisions, officers, employees, agents, insurers, representatives, and attorneys, in each of their official and individual capacities (collectively, the “Releasees” and each a “Releasee”), arising at any time prior to and including the date Executive executes this Agreement, whether such Claims are known to Executive or unknown to Executive, whether such Claims are accrued or contingent, including, but not limited to, any and all Claims (i) arising out of, or that might be considered to arise out of or to be connected in any way with, or relate in any way to, Executive’s employment or other relationship with the Company or any of the other Releasees, or the termination of such employment or other relationship; (ii) under any contract, agreement, or understanding that Executive may have with the Company or any of the other Releasees, whether written or oral, whether express or implied (including, but not limited to, under the Employment Agreement); (iii) arising from or in any way related to any awards, policies, plans, programs or practices of the Company or any of the other Releasees that may apply to Executive or in which Executive may participate or may have participated; (iv) for any bonus, incentive payment, severance or other Compensation; (v) for any equity, interest, carried interest distributions or other carry rights; (vi) arising under any federal, state, foreign, or local law, rule, ordinance, or public policy, including, without limitation, (A) arising under the [Age Discrimination in Employment Act, the Older Workers Benefit Protection Act,]2 Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Vietnam Era Veterans Readjustment Act of 1974, the Immigration Reform and Control Act of 1986, the Equal Pay Act, the Labor Management Relations Act, the National Labor Relations Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act of 2008, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act of 1988, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, and the Internal Revenue Code of 1986 as all such laws have been amended from time to time, or any other federal, state, foreign, or local labor law, wage and hour law, worker safety law, employee relations or fair employment practices law, or public policy, (B) arising in tort, including, but not limited to, Claims for misrepresentation, defamation, libel, slander, invasion of privacy, conversion, replevin, false light, tortious interference with contract or economic advantage, negligence, fraud, fraudulent inducement, quantum meruit, promissory estoppel, prima facie tort, restitution, or the like, and (C) for Compensation, attorneys’ or experts’ fees or costs, forum fees or costs, or any tangible or intangible property of Executive’s that remains with any of the Releasees; and (vii) arising under any other applicable law, regulation, rule, policy, practice, promise, understanding, or legal or equitable theory whatsoever; provided, however, that Executive does not release any Claims that cannot be waived or released as a matter of law. Executive specifically intends this release of Claims to be the broadest possible release permitted by law.

Limitations. Nothing herein shall release or impair (i) any Claim or right that may arise after the date Executive executes this General Release; (ii) any vested benefits under a 401(k) plan on or prior to the Separation Date; (iii) any Claim or right Executive may have pursuant to indemnification, advancement, defense, or reimbursement pursuant to any applicable D&O policies; (iv) any Claim with respect to Executive’s right to receive the Accrued Benefits (as defined in the Employment Agreement) or the Severance Benefits, and (v) any Claim which by law cannot be waived. Nothing in this General Release is intended to prohibit or restrict Executive’s right to file a charge with, or participate in a charge by, the Equal Employment Opportunity Commission or similar state agency (collectively, the “EEOC”) or any other government agency, participating in any EEOC investigation or reporting any information to appropriate government agencies; or from disclosing or discussing discrimination (including harassment

[2]	NTD: To be included if Employee is 40 or older at the time of termination.

2

occurring between employees or between an employer and an employee) in the workplace, at work-related events coordinated by or through the Company, or off the employment premises or opposing, disclosing, reporting, or participating in an investigation of sexual harassment; provided that, to the fullest extent permitted by law, Executive may not receive any relief (including, but not limited to, Compensation, reinstatement, back pay, front pay, damages, attorneys’ or experts’ fees, costs, and/or disbursements) as a consequence of any charge filed with the EEOC and/or any litigation arising out of an EEOC charge and; provided, further, that nothing in this General Release shall prohibit Executive from receiving any monetary award to which Executive becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

1. No Assignment. Executive represents that Executive has made no assignment or transfer of any right or Claim covered by this General Release and that Executive further agrees that Executive is not aware of any such right or Claim covered by this General Release.

2. No Admission of Liability. The Parties agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any other Releasee or Executive of any improper or unlawful conduct. Rather, this General Release expresses the intention of the Parties to resolve all issues and other Claims related to or arising out of the Executive’s employment by and termination of employment with the Company and/or any other Releasee.

3. Later Discovered Claims. Executive understands that Executive may later discover claims or facts that may be different than, or in addition to, those which Executive now knows or believes to exist with regards to the subject matter of this General Release and which, if known at the time of executing this General Release, may have materially affected this General Release or Executive’s decision to enter into it. Except as set forth in this General Release, Executive hereby waives any right or claim that might arise as a result of such different or additional claims or facts.

4. Continuing Obligations. Executive acknowledges that Executive will continue to be bound by any and all other obligations and restrictive covenants that Executive owes to the Company or any of the other Releasees, including, without limitation, pursuant to the Employment Agreement. Executive hereby affirms such obligations as if specifically set forth herein.

5. Company Property. Executive acknowledges and agrees that Executive has returned to the Company all company information, property and materials and non-public, confidential, proprietary and/or trade secret information in Executive’s custody, possession or control, in any form whatsoever. If Executive discovers any Company Property or non-public, confidential, proprietary and/or trade secret information in Executive’s possession after the executing this General Release, Executive shall promptly return such property to the Company or, at the instruction of the Company, destroy such property or information.

6. Voluntary Agreement; Consideration; Revocation.

Voluntary Agreement. Executive has carefully read and fully understands all of the provisions of this General Release. Executive is entering into this General Release knowingly, freely and voluntarily in exchange for good and valuable consideration to which Executive would not be entitled in the absence of executing and not revoking this General Release. The Company has advised Executive to consult with an attorney prior to executing this General Release.

3

Consideration Period. Executive acknowledges that Executive has [twenty-one (21) calendar]3 days to consider this General Release (the “Consideration Period”). Executive agrees that changes to this General Release, material or immaterial, will not restart the Consideration Period. Executive understands that Executive may, at Executive’s own election, execute this General Release prior to the end of the Consideration Period, provided, however, that Executive may not execute this General Release prior to the Separation Date. [Executive has seven (7) calendar days after the date on which Executive first executes this General Release to revoke Executive’s consent to the General Release. Such revocation must be in writing and must be e-mailed to [NAME] at [EMAIL]. Notice of such revocation must be received within the seven (7) calendar days referenced above. In the event of such revocation by Executive, this General Release shall be null and void in its entirety and Executive will have no entitlement to the Severance Benefits (as defined in the Employment Agreement). Provided that Executive does not revoke Executive’s execution of this General Release within such seven (7) day period, this General Release shall become effective on the eighth calendar day after the date on which Executive executes it.]4

7. Third Party Beneficiary. The Releasees are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Releasees hereunder.

8. No Cooperation with Non-Governmental Third Parties. Executive agrees that, to the maximum extent permitted by law, Executive will not encourage or voluntarily assist or aid in any way any non-governmental attorneys or their clients or individuals acting on their own behalf in making or filing any lawsuits, complaints, or other proceedings against the Company or any other Releasees and represents that Executive has not previously engaged in any such conduct.

9. No Impact on Whistleblowing Rights. The Parties understand that nothing contained in this General Release shall be construed to limit, restrict or in any other way affect either Party’s right to communicate with any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or make other disclosures under the whistleblower provisions of federal law or regulation.

10. Headings. The headings in this General Release are included for convenience of reference only and shall not affect the interpretation of this General Release.

11. Severability/Modification. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or its validity and enforceability in any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12. Governing Law/Forum. This General Release will be governed, construed and interpreted under the laws of the State of Vermont, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws. The Parties hereby consent to exclusive jurisdiction and venue for any disputes under this General Release in the federal, state, and local courts located in the State of Vermont, as well as any courts having appellate jurisdiction over such courts.

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NTD: Only required for employees who are 40 or older. Employees under 40 are entitled to a “reasonable” amount of time to review. We typically recommend one week. The 21-day period is increased to 45 days in the event of a group layoff of employees 40 or older.

[4]	NTD: The 7 day revocation period is only for employees who are 40 or older.

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13. Entire Agreement; No Oral Modifications; Counterparts. This General Release sets forth the Parties’ entire agreement with respect to the subject matter and shall supersede all prior and contemporaneous communications, agreements and understandings, written or oral, with respect hereto and thereto. Notwithstanding the foregoing, Executive acknowledges and agree that the restrictions and obligations contained in this General Release are in addition to, and do not supersede, or in any way modify or nullify any other restrictions or obligations which Executive owes to the Company or any of its affiliates through the Employment Agreement or any other agreement, arrangement, promise, document or policy. This General Release may not be modified or amended unless mutually agreed to in writing by the Parties. This General Release may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument. A faxed, .pdf-ed or electronic signature shall operate the same as an original signature.

NOT TO BE SIGNED PRIOR TO SEPARATION DATE

[•]

By:
[NAME]

EXECUTIVE

[NAME]

Dated: __________________

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